                       SECURITIES EXCHANGE AND COMMISSION

                            Washington, D. C.  20549

                                    FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  September 16, 1999



                      Terayon Communication Systems, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


            000-24647                                    77-0328533
      (Commission File No.)                 (I.R.S. Employer Identification No.)

                             2952 Bunker Hill Lane
                             Santa Clara, CA 95054
             (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (408) 727-4400

Item 7.  Financial Statements and Exhibits.

     The following financial statements and exhibits are filed as part of this report.

     (a) Financial statements of Imedia Corporation.

         Included herein are the balance sheets of Imedia Corporation ("Imedia") as of December 31, 1998 and 1997, and the related statements of operations, changes in redeemable preferred stock and shareholders equity, and cash flows for each of the years in the three year period ended December 31, 1998.

                              Imedia Corporation
                         Index to Financial Statements


Report of Independent Accountants........................................

Balance Sheets as of December 31, 1998...................................
        and 1997 and June 30, 1999

Statement of Operations for the Years....................................
     Ended December 31, 1998, 1997 and 1996
     and the Six Months Ended June 30, 1999.

Statements of Changes in Redeemable......................................
     Preferred Stock and Shareholders
     Equity for the Years Ended
        December 31, 1998, 1997, and 1996
        and the Six Months Ended
        June 30, 1999

Statements of Cash Flows for the Years...................................
        Ended December 31, 1998, 1997, & 1996
        and the Six Months Ended June 30, 1999

Notes to Financial Statements............................................

                       Report of Independent Accountants



To the Board of Directors and Shareholders of Imedia Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, changes in redeemable preferred stock and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Imedia Corporation at December 31, 1998 and 1997, and the results of its operations and its cashflows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net losses since inception and has an accumulated deficit at December 31, 1998, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Pricewaterhouse Coopers LLP

February 12, 1999

Imedia Corporation
Balance Sheet
----------------------------------------------------------------------------

                                                                               December 31,               June 30
                                                                     ------------------------------------------------
                                                                           1998             1997             1999
Assets                                                                                                    (unaudited)
Current assets:
   Cash and cash equivalents                                           $    689,000     $ 2,313,000      $    556,000
   Short-term investments                                                         -       1,497,000                 -
   Accounts receivable, net                                                       -               -           705,000
   Inventory, net                                                           350,000               -           466,000
   Other current assets                                                      60,000         373,000            74,000
                                                                       ------------     -----------      ------------
       Total current assets                                               1,099,000       4,183,000         1,801,000

Property and equipment, net                                               2,607,000       2,543,000         2,198,000
Restricted cash                                                             530,000         165,000           530,000
Other assets                                                                197,000         151,000           228,000
                                                                       ------------     -----------      ------------

                                                                       $  4,433,000     $ 7,042,000      $  4,757,000
                                                                       ============     ===========      ============

Liabilities, Redeemable Preferred Stock
   and Shareholders' Equity
Current liabilities:
   Accounts payable                                                    $    745,000     $   583,000      $    687,000
   Accrued expenses                                                         372,000         443,000           942,000
   Accrued compensation                                                     289,000          59,000           869,000
   Convertible notes, current                                             4,931,000               -         7,379,000
   Note payable                                                                   -               -         1,000,000
   Deferred revenue                                                               -               -                 -
                                                                       ------------     -----------      ------------
       Total current liabilities                                          6,337,000       1,085,000        10,877,000

Convertible notes, long-term                                                 20,000          20,000            20,000
Deposit                                                                      29,000          29,000            29,000
                                                                       ------------     -----------      ------------
                                                                          6,386,000       1,134,000        10,926,000
                                                                       ------------     -----------      ------------

Commitments and contingencies (Note 7)

Redeemable Preferred Stock and Shareholders' Equity:
   Redeemable Convertible Preferred Stock: Series A,
     $0.01 par value; 597,674 shares authorized, issued
     and outstanding , Series B, $0.01 par value;
     400,000 shares authorized, issued and outstanding                    2,044,000       1,889,000         2,128,000
   Series C Preferred Stock, $0.01 par value;
     1,156,176 shares authorized;
     1,155,782 shares issued and outstanding                             11,499,000      11,499,000        11,499,000
   Common Stock, $0.01 par value;
     10,000,000 shares authorized; 2,577,833 and 2,526,500
     shares issued and outstanding in 1998 and 1997                         293,000         259,000           300,000
   Warrants outstanding                                                     287,000               -           423,000
   Accumulated deficit                                                  (16,076,000)     (7,739,000)      (20,519,000
                                                                       ------------     -----------      ------------
       Total Redeemable Preferred Stock
       and Shareholders' Equity (Deficit)                                (1,953,000)      5,908,000        (6,169,000)
                                                                       ------------     -----------      ------------

                                                                       $  4,433,000     $ 7,042,000      $  4,757,000
                                                                       ============     ===========      ============


  The accompanying notes are an integral part of these financial statements.

Imedia Corporation
Statement of Operations
--------------------------------------------------------------------------------

                                                             December 31,                           Six Months ended June 30,
                                           -----------------------------------------------------------------------------------
                                               1998               1997               1996             1999             1998
Revenues:                                  $          -      $ 1,283,000       $ 1,750,000        $ 1,803,000      $         -

Cost and expenses:
   Cost of revenues                                   -          144,000           343,000            939,000                -
   Sales and marketing                        2,301,000        2,225,000           903,000          1,481,000        1,154,000
   Research and development                   3,449,000        3,415,000           660,000          3,383,000        1,511,000
   General and administrative                 3,147,000        1,843,000           984,000                           1,015,000
                                           ------------      -----------       -----------        -----------      -----------

   Loss from operations                      (8,897,000)      (6,344,000)       (1,140,000)        (4,000,000)      (3,680,000)
                                           ------------      -----------       -----------        -----------      -----------


Other income, net                               864,000                -                 -                  -                -
Interest income                                 103,000          430,000           290,000             34,000           80,000
Interest expense                               (252,000)               -                 -           (393,000)         (26,000)
                                           ------------      -----------       -----------        -----------      -----------

   Net Loss                                $ (8,182,000)     $(5,914,000)      $  (850,000)       $(4,359,000)     $(3,626,000)
                                           ============      ===========       ===========        ===========      ===========

The accompanying notes are an integral part of these financial statements.

 Imedia Corporation
 Statement of Changes in Redeemable Preferred Stock and Shareholders' Equity Years Ended December 31, 1998, 1997 and 1996
--------------------------------------------------------------------------------

(unaudited)                                                 Redeemable
                                                            Convertible                             Convertible
                                                          Preferred Stock                         Preferred Stock
                                                     Shares              Amount             Shares               Amount

Balance at December 31, 1995                             597,674      $      916,000                -        $           -
Issuance of Series B Preferred Stock for cash,
   net of issuance costs                                 400,000             712,000                -                    -
Issuance of Series C Preferred Stock for cash,                 -                   -       1,155, 782           11,499,000
   net of issuance costs
Accretion of Series A Preferred Stock to
   redemption amount                                           -              74,000                -                    -
Accretion of Series B Preferred Stock to
   redemption amount                                           -              43,000                -                    -
Net Loss                                                       -                   -                -                    -
                                                  ------------------------------------------------------------------------

Balance at December 31, 1996                             997,674           1,745,000        1,155,782           11,499,000

Issuance of Common Stock on exercise of
   stock options                                               -                   -                -                    -
Accretion of Series A Preferred Stock to
   redemption amount                                           -              83,000                -                    -
Accretion of Series B Preferred Stock to
   redemption amount                                           -              61,000                -                    -
Net Loss                                                       -                   -                -                    -
                                                  ------------------------------------------------------------------------

Balance at December 31, 1997                             997,674           1,889,000        1,155,782           11,499,000

Issuance of Common Stock on exercise of
   stock options                                               -                   -                -                    -
Accretion of Series A Preferred Stock to
   redemption amount                                           -              89,000                -                    -
Accretion of Series B Preferred Stock to
   redemption amount                                           -              66,000                -                    -
Issuance of warrants                                           -                   -                -                    -
Net loss                                                       -                   -                -                    -
                                                  ------------------------------------------------------------------------

Balance at December 31,1998                              997,674           2,044,000        1,155,782           11,499,000
                                                  ------------------------------------------------------------------------
Issuance of Common Stock on exercise of
   stock options                                               -                   -                -                    -
Accretion of Series A Preferred Stock to
   redemption amount                                           -              48,000                -                    -
Accretion of Series B Preferred Stock to
   redemption amount                                           -              36,000                -                    -
Issuance of Warrants                                           -                   -                -                    -
Net loss (unaudited)                                           -                   -                -                    -
                                                  ------------------------------------------------------------------------
Balance at June 30, 1999 (unaudited)                     997,674      $    2,128,000        1,155,782        $  11,499,000
                                                  ========================================================================
                                                                                                                        Total
                                                                                                                     Shareholders'
                                                             Common Stock              Warrants      Accumulated        Equity
                                                        Shares           Amount      Outstanding       Deficit         (Deficit)

Balance at December 31, 1995                           2,500,000     $   246,000     $         -  $    (714,000)    $    448,000
Issuance of Series B Preferred Stock for cash,
   net of issuance costs                                       -               -               -              -          712,000
Issuance of Series C Preferred Stock for cash,
   net of issuance costs                                       -               -               -              -       11,499,000
Accretion of Series A Preferred Stock to
   redemption amount                                           -               -               -        (74,000)               -
Accretion of Series B Preferred Stock to
   redemption amount                                           -               -               -        (43,000)               -
Net Loss                                                       -               -               -       (850,000)        (850,000)
                                                  ------------------------------------------------------------------------------

Balance at December 31, 1996                           2,500,000         246,000               -     (1,681,000)      11,809,000

Issuance of Common Stock on exercise of
   stock options                                          26,500          13,000               -              -           13,000
Accretion of Series A Preferred Stock to
   redemption amount                                           -               -               -        (83,000)               -
Accretion of Series B Preferred Stock to
   redemption amount                                           -               -               -        (61,000)               -
Net Loss                                                       -               -               -     (5,914,000)      (5,914,000)
                                                  ------------------------------------------------------------------------------

Balance at December 31, 1997                           2,526,500         259,000               -     (7,739,000)       5,908,000

Issuance of Common Stock on exercise of
   stock options                                          51,333          34,000               -              -           34,000
Accretion of Series A Preferred Stock to
   redemption amount                                           -               -               -        (89,000)               -
Accretion of Series B Preferred Stock to
   redemption amount                                           -               -               -        (66,000)               -
Issuance of warrants                                           -               -         287,000              -          287,000
Net loss                                                       -               -               -     (8,182,000)      (8,182,000)
                                                  ------------------------------------------------------------------------------

Balance at December 31,1998                            2,577,833         293,000         287,000    (16,076,000)      (1,953,000)
                                                  ------------------------------------------------------------------------------
Issuance of Common Stock on exercise of
   stock options                                          11,979           7,000               -              -            7,000
Accretion of Series A Preferred Stock to
   redemption amount                                           -               -               -        (48,000)               -
Accretion of Series B Preferred Stock to
   redemption amount                                           -               -               -        (36,000)               -
Issuance of Warrants                                           -               -         136,000              -          136,000
Net loss (unaudited)                                           -               -                     (4,359,000)      (4,359,000)
                                                  ------------------------------------------------------------------------------
Balance at June 30, 1999 (unaudited)                   2,589,812     $   300,000     $   423,000  $ (20,519,000)    $ (6,169,000)
                                                  ==============================================================================

  The accompanying notes are an integral part of these financial statements.

Imedia Corporation                                                                                            Six Months Ended
Statement of Cash Flows                                                Year Ended December 31,                     June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                   1998          1997          1996           1999          1998
                                                                                                           (unaudited)   (unaudited)
Cash flows from operating activities:
 Net loss                                                       $(8,182,000)  (5,914,000)    (850,000)  $(4,359,000)    $(3,626,000)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                   793,000      481,000      111,000       527,000         342,000
    Amortization of discount on convertible notes                   118,000            -            -       184,000          12,000
    Changes in assets and liabilities:
    Accounts receivable                                                   -            -            -      (705,000)              -
    Inventory                                                      (350,000)           -            -      (116,000)              -
    Other current assets                                            313,000     (251,000)     (61,000)      (14,000)         83,000
    Other assets                                                    (46,000)    (151,000)           -       (31,000)         (4,000)
    Accounts payable                                                162,000     (163,000)     645,000       (58,000)       (425,000)
    Accrued expenses                                                (71,000)      70,000      335,000       570,000        (402,000)
    Accrued compensation                                            230,000       52,000                    580,000          85,000
    Deferred revenue                                                      -   (1,250,000)   1,250,000             -               -
                                                                -----------   ----------   ----------    ----------     -----------
    Net cash provided by (used in) operating activities          (7,033,000)  (7,126,000)   1,430,000    (3,422,000)     (3,935,000)
                                                                -----------   ----------   ----------    ----------     -----------

Cash flows from investing activities:
  Acquisition of property and equipment                            (857,000)  (1,350,000)  (1,570,000)     (118,000)       (229,000)
  Sale (purchase) of restricted time deposit                       (365,000)           -       49,000             -               -
  Sale of short term investments                                  1,497,000      495,000            -             -         (17,000)
  Purchase of short term investment                                       -            -   (1,992,000)            -               -
                                                                -----------   ----------   ----------    ----------     -----------
    Net cash provided by (used in) investing activities             275,000     (855,000)  (3,513,000)     (118,000)       (246,000)
                                                                -----------   ----------   ----------    ----------     -----------

Cash flows from financing activities:
  Proceeds from issuance of Series B Preferred Stock                      -            -      712,000             -               -
  Proceeds from issuance of Series C Preferred Stock                      -            -   11,499,000             -               -
  Proceeds from issuance of Convertible notes                     5,100,000            -            -     2,400,000       2,500,000
  Proceeds from note payable                                              -            -            -     1,000,000               -
  Proceeds from exercise of Common Stock options                     34,000       13,000            -         7,000           7,000
                                                                -----------   ----------   ----------    ----------     -----------
    Net cash provided by financing activities                     5,134,000       13,000   12,211,000     3,407,000       2,507,000
                                                                -----------   ----------   ----------    ----------     -----------

Net increase (decrease) in cash and cash equivalents             (1,624,000)  (7,968,000)  10,128,000      (133,000)     (1,674,000)

Cash and cash equivalents at beginning of year                    2,313,000   10,281,000      153,000       689,000       2,313,000
                                                                -----------   ----------   ----------    ----------     -----------
Cash and cash equivalents at end of year                        $   689,000  $ 2,313,000  $10,281,000   $   556,000     $   639,000
                                                                -----------   ----------   ----------    ----------     -----------
Supplemental disclosures:
  Cash paid for interest                                        $   252,000  $         -  $     2,200   $         -     $         -
                                                                -----------   ----------   ----------    ----------     -----------
  Cash paid for income taxes                                    $     1,000  $   192,000  $         -   $     1,000     $     1,000
                                                                -----------   ----------   ----------    ----------     -----------

  The accompanying notes are an integral part of these financial statements.

Imedia Corporation
Notes to Financial Statement
Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------
1.   The Company

     Imedia Corporation (the "Company") was incorporated in California on March 23, 1994, and is engaged in the development and marketing of technology and products for the digital cable, satellite, broadcast, wireless cable and streaming video markets that enable customized programming and delivery of digital tiered services to the home, such as digital ad insertion, datacasting and internet services, telephony and niche programming.

2.   Summary of Significant Accounting Policies

     Basis of presentation

     The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception and has not generated cash flows from operations. Management is seeking additional financing to meet working capital requirements. Since there is no assurance that management will be successful in raising additional working capital financing, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

     Revenue recognition

     Through December 31, 1997, the Company's revenues were derived from the license of its technology, development services and the grant of specified intangible rights to one customer in the Cable Television industry. The revenue under this contract allocable to the above components was recognized ratably through December 31, 1997, the period in which the specified products, services and rights were provided. No revenues were recognized during the year ended December 31, 1998.

     Cash equivalents and short term investments

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of a money-market account that is stated at cost, which approximates fair value.

     The Company accounts for its short term investments in accordance with the provision of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company classifies its short-term investments as available-for-sale. These securities are stated at fair market value. Realized gains or losses are determined on the specific identification method and are reflected in income. Unrealized gains and losses were immaterial at December 31, 1998, 1997 and 1996.

     Restricted cash
     At December 31, 1998, $530,000 of cash was restricted as to withdrawal and held by a bank as certificates of deposit to guarantee the Company's letters of credit.

     Property and equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is determined primarily using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are depreciated over the shorter of the useful life of the asset or the lease term.

     Inventories

     Inventories are stated at the lower of cost or market value. Cost is calculated using the first-in first-out (FIFO) method.

     Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and short term investments. The Company limits the amount of investment exposure to any one financial institution and financial instrument.

     Income taxes

     Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

     Stock based compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stack.

     Research and development
     Costs incurred in the research and development of new products and enhancements to existing products are charged to operations as incurred,

     SFAS No. 86 "Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as completion of a working model. Such costs can be capitalized until the products are available for general release. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, all software, development costs incurred subsequent to the establishment of technological feasibility have been immaterial. Accordingly, the Company has not capitalized any software development costs.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Sales to significant customers

     During 1997 and 1996, 100% of revenues were derived from development services provided to and certain rights granted to a single customer.

     Reclassifications
     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 presentation.

3.   Balance Sheet Components

     Property and equipment:

                                                                                           December 31,
                                                                                ---------------------------------
                                                                                  1998                    1997

     Computer equipment and purchased software                                  $ 2,687,000           $ 2,159,000
     Leasehold improvements                                                         545,000               420,000
     Office furniture and equipment                                                 797,000               593,000
                                                                                -----------           -----------
                                                                                  4,029,000             3,172,000
     Less: Accumulated depreciation and amortization                             (1,422,000)             (629,000)
                                                                                -----------           -----------
                                                                                $ 2,607,000           $ 2,543,000
                                                                                -----------           -----------
                         Accrued expenses
                                                                                             December 31,
                                                                                ---------------------------------
                                                                                     1998                 1997

     Accrued payroll and benefits                                               $   289,000            $  112,000
     Other accrued expenses                                                         372,000               419,000
                                                                                -----------           -----------
                                                                                $   661,000            $  531,000
                                                                                -----------           -----------

4.    Borrowings

     Letters of credit

     The Company maintains two Letters of credit totaling $530,000 with a bank. These letters of credit, restricted as to use, are secured by funds kept in an interest bearing account, as security deposits for the Company's noncancelable operating leases. These letters of credit are irrevocable as long as the leases are in effect.

     Convertible bridge notes

                                                                                        December 31,
                                                                            ---------------------------------
                                                                                 1998                1997

     Convertible notes                                                      $  5,100,000                    -
     Less: Debt discount                                                        (169,000)                   -
                                                                            ------------         ------------
                                                                            $  4,931,000                    -
                                                                            ------------         ------------

     In 1998, the Company received bridge financing totaling $5.1 million from certain investors in exchange for convertible promissory notes and warrants to purchase Preferred Stock of the Company. The notes and the related accrued interest will automatically be converted, if the holders so elect,
     (a) into Series C Preferred Stock of the Company at the same price, terms and conditions as the Series C Preferred Stock financing twelve months from date of issuance; or (b) upon the closing of the Company's next round of financing into a new series, of Preferred Stock issued in such financing at the price so established, provided that the Company receives in excess of $5 million in such financing (excluding the conversion of the notes), whichever occurs earlier. The warrants issued in connection with the first $2.5 million in principal of the notes provided for the issuance of 37,500 shares (15% coverage) at $10.00 per share. The warrants issued in connection with the remaining $2.6 million in principal of the notes provide for the issuance of 78,000 shares (15% coverage) at $5.00 per share. The fair value of the warrant was calculated to be $287,000, using the Black Scholes model and was reflected as a discount to the convertible bridge notes and accreted as interest expense over the term of the notes.

     Convertible note payable

     In December 1994, the Company issued a $20,000 noninterest bearing convertible, note to a consultant which is due on or after December 31, 1999. The note may be converted into shares of Common Stock at the rate of $0.67 per share at the option of the holder at any time, and will automatically convert into shares of Common Stock upon an initial public offering of the Company's Common Stock. The note is unsecured and contains no underlying covenants or other restrictions.

5.   Income Taxes

     Due to operating losses, income tax expense for the years ended December 31, 1998, 1997 and 1996, consists solely of the California franchise tax, which is included in other income, net.

     From inception through July 5, 1995, the Company elected to be treated as an "S Corporation" for federal and state income tax purposes. Under these elections, tax losses and other tax attributes resulting from the Company's operations were passed-through to shareholders. Accordingly, net operating loss and tax credit carryforwards generated during this period are not available to the Company. Effective July 5, 1995, the Company revoked its S Corporation elections.

     At December 31, 1998, the Company has federal and California net operating loss carryforwards of approximately $10,000,000 and $3,000,000, respectively, which expire in varying amounts through tax year 2003. The difference between the federal and California net operating loss carryforwards results primarily from a 50 percent limitation on the California loss carryforward amounts and capitalization of certain research and development expenditures.

     At December 31.1998, 1997 and 1996, the Company has net deferred tax assets of approximately $4,638,000, $2,784,000 and $661,000, respectively, which are fully offset by valuation allowances. Net deferred tax assets are comprised principally of net operating loss carryforwards, research and development credit carryforwards, depreciation and amortization and payroll related accruals.

6.   Related Party Transactions

     Executive compensation

     In September 1995, the Company engaged a shareholder to serve as its Chief Executive Officer. During 1997, this individual received $157,000 cash as compensation. No compensation was paid to this individual during 1996.

     Note receivable from a Director

     During 1997, the Company advanced $120,000 to a director in exchange for a note receivable. The note bears annual interest at 6.9%, is for a term of three years and is secured by a pledge of 60,000 shares of the Company's Common Stock.

     Convertible bridge notes
     During 1998, the Company received bridge financing totaling $5.1 million from certain investors and directors of the Company. See Note 4 "Borrowings".

7.   Commitments and Contingencies

     Operating leases

     The Company leases its facilities under noncancelable operating leases with various expiration dates through 2003. Under the terms of these leases, the Company is responsible for utilities, taxes, insurance, and maintenance. The term of these leases provide for rental payments on a graduated scale.

     The Company has subleased part of their San Francisco, CA office to another company.

     Scheduled future minimum lease payments, net of sublease amounts, are as follows:

Year ending                                                                                   Amount
December 31,
1999                                                                                       $  534,000
2000                                                                                          518,000
2001                                                                                          911,000
2002                                                                                          952,000
2003                                                                                          159,000
                                                                                           ----------
                                                                                           $3,074,000
                                                                                           ----------

     Rent expense for the years ended December 31, 1998, 1997 and 1996, totaled $741,000, $358,000, and $124,000, respectively.

     Legal proceedings

     On August 12, 1997, the Company sued Western Telecommunications ("WTCI") for breach of contract based on WTCI's failure to pay for or use the Company's software product as required by the contract between the Company and WTCI entered into in September 1996. The complaint sought an injunction, $5 million in unpaid development foes and additional amounts in continuing per-subscriber license fees. WTCI counterclaimed in December 1997, seeking rescission of the contract, restitution of $3 million in development fees previously paid by WTCI under the contract and additional unspecified damages.

     The parties settled the litigation in December 1998. Included among the terms of the settlement, WTCI paid the Company $1 million, the parties dismissed their claims and the quit was dismissed. The settlement amount, net of legal costs, is included in other income.

8.   Redeemable Preferred Stock

     The Company's Articles of Incorporation designate and authorize 2,153,850 shares of $0.01 par value Preferred Stock and 10,000.000 shares of $0.01 par value Common Stock.

     In connection with the formation of the Company, 1,500,000 shares of Common Stock were issued to three founding shareholders in exchange for $36,000 cash, services rendered valued at $74,000 and equipment valued at cost totaling $6,000.

     Redeemable and Nonredeemable Convertible Preferred Stock

     Holders of the Series A, B and C Preferred Stock have the following rights and preferences:

     Conversion

     Each share of Series A, B and C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of each series upon the closing of a firm commitment underwritten initial public offering of the Company's Common Stock at a price per share of not less than $7.50 and aggregate gross proceeds of not less than $5,000,000, exclusive of underwriting discounts and offering expenses or convertible at the option of the holder at any time into Common Stock at a conversion rate of $1.54766, $1.80, and $9.98 per share, respectively.

     Voting rights

     Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock could be converted.

     Liquidation preference

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A, B, and C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Common Stock, the amount of $1.54766, $1.80 and $9.98, respectively, per share, plus an amount equal to all accrued but unpaid dividends on such shares. Holders of the Series A, B, and C Preferred Stock are entitled to non-cumulative dividends, when and if declared by the Board of Directors, equal to $0.12, $0.14 and $0.80 per share per annum, respectively, prior and in preference to any distribution on the Common Stock.

     Redemption

     Holders of the Series A and B Preferred Stock have the following rights and preferences:

     Upon written notice by two-thirds of the holders of Series A Preferred Stock and Series B Preferred Stock at any time subsequent to June 30, 2002, the Company must redeem all, but not less than all, of the shares of Series A Preferred Stock and Series B Preferred Stock outstanding as of June 30, 2002, at a price equal to $1.54766 and $1.80, respectively, per share, plus all declared but unpaid dividends on such shares and an amount equal to 8 percent of the original purchase price of $1.54766 per share per annum and $1.80 per share per annum, respectively, compounded annually, from the date such shares were originally issued through the redemption date. The redemption amount shall be payable in cash in three equal annual installments beginning on the redemption date. As a result of issuance costs totaling $40,000 and $8,000, and interest through the redemption date, the estimated redemption amount of $1,575,000 and $1,165,000, assuming no dividends, is greater than the book value of the Series A and B Preferred Stock, respectively. The difference of $650,000 and $445,000, respectively, will be accreted through June 30, 2002.

9.   Stock Option Plans

     Stock Option Plan

     In 1995, the Company adopted an incentive and non-statutory stock option plan (the "Plan") for which 1,046,648 shares have been reserved for issuance. Options granted under the Plan are for periods not to exceed ten years. Exercise prices of incentive stock option grants under the Plan must be at least 100% of the fair market value of the stock at the date of grant and for non-statutory stock options must be at least 85% of the fair market value of the stock at the date of grant, all as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Under the Plan, the options generally vest 25% after the initial year, with the remainder vesting in an equal amount each month thereafter over the next three years.

     Executive Officer Option Plan

     In September 1995, the Company entered into a Common Stock Purchase Agreement with an officer of the Company. The Company granted an incentive stock option to purchase 500,000 shares of the Common Stock at an exercise price of $0.15 per share. These options were fully vested and exercised immediately.

Imedia Corporation
Notes to Financial Statement (Continued)
Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------
     Stock Option Plan activity
     Activity under the 1995 Plan is as follows:

                                                     Options               Options           Weighted
                                                    Available          Outstanding            Average
                                                    For Grant                             Exercise Price
                                                                                             Per Share

Balance at December 31, 1995                                -                    -                 $   -

Shares authorized                                     546,648                    -                     -
Options granted                                      (179,100)             179,100                  0.40
Options exercised                                           -                    -                     -
Options canceled                                            -                    -                     -
                                              ---------------      ---------------
Balance at December 31, 1996                          367,548              179,100                  0.40

Options granted                                      (120,000)             120,000                  1.00
Options exercised                                           -              (26,500)                 0.52
Options canceled                                       39,500              (39,500)                 0.32
                                              ---------------      ---------------

Balance at December 31, 1997                          287,048              233,100                  0.70

                                              ---------------      ---------------
Shares authorized                                     500,000                    -                     -
Options granted                                      (967,396)             967,396                  1.00
Options exercised                                           -              (51,333)                 0.67
Options canceled                                      184,167             (184,167)                 0.95
                                              ---------------      ---------------

Balance at December 31, 1998                            3,819              964,996                  0.97
                                              ---------------      ---------------

     Significant option groups outstanding at December 31, 1998, and related weighted average exercise price and contractual life information are as follows:


                                              Stock Options Outstanding            Stock Options Exercisable
                                           --------------------------------
  Range of              Number             Weighted-            Weighted-            Number          Weighted-
  Exercise          Outstanding at          Average              Average         Exercisable at       Average
   Prices             December 31,         Contractual       Exercise Price        December 31,    Exercise Price
                         1998                 Life                                    1998
                                            (Years)
$0.15 - 0.18                  37,100               7.36               $0.16                25,418           $0.16
$0.75 - 1.00                 927,896               9.02                1.00                38,147            0.99

                   -----------------                                            -----------------
                             964,996               8.81                0.97                63,565            0.66
                   -----------------                                            -----------------

     Using the minimum value method, the weighted average fair value of options granted in 1998, 1997 and 1996 were $0.70, $0.22 and $0.09, respectively.

     Had compensation cost for the Company's options plans been determined based on the fair value at the grant dates using the minimum value model as prescribed by SFAS No. 123, the Company's pro forma net loss for the years ended December 31, 1998, 1997 and 1996 would have been $8,281,000, $5,923,000 and $854,000, respectively, which represents an increase to the net loss of $99,000, $9,000 and $4,000, respectively.

     Additional option grants are expected to be made in the future and the annual compensation expense will increase relative to the fair value of the stock option granted in those future years. Accordingly, pro forma disclosures may differ materially from the reported results of operations in the future.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during 1998, 1997 and 1996:

                                             1998                      1997                      1996
Expected life (years)                           4                         4                         4
Risk-free interest rate                 4.22-5.60%                5.70-6.75%                     6.09%
Volatility                                   0.00%                     0.00%                     0.00%
Dividend yield                               0.00%                     0.00%                     0.00%

     Subsequent Event (Unaudited)

     In 1999, the Company received additional bridge financing totaling $2.4 million in exchange for Series C convertible promissory notes and warrants to purchase Preferred Stock of the Company from the same investors and with substantially the same terms as the bridge financing received in 1998. The 1998 financing was issued as $2.5 million in Series A convertible promissory notes and $2.6 million in Series B convertible promissory notes. The Series A promissory notes matured and were extended prior to the acquisition of the Company by Terayon Communication Systems, Inc. ("Terayon").

     The Series A and Series B convertible promissory notes, respectively, included warrants to purchase Preferred Stock of The Company at $10.00 per share and $5.00 per share. Prior to the acquisition, the Series A and Series B convertible promissory notes and warrants were exchanged for Series C convertible promissory notes, including warrant rights to purchase Preferred Stock of the Company at the price per share of the next preferred stock financing round.

     Immediately prior to the acquisition the Series C convertible promissory notes were converted into Series D Preferred Stock of the Company at a price of $5.00 per share. The warrants issued with the Series C convertible promissory notes provided for the issuance of 225,030 shares (15% coverage) of Preferred Stock at $5.00 per share.

     Additional bridge financing in the form of a $1.8 million nonconvertible promissory note maturing in one year was provided by Terayon prior to its acquisition of the Company. The first $1.5 million borrowed under the note bore interest at 4.98% and the remaining $0.3 million borrowed bore interest at 5.43%. The first $1 million borrowed under the note was forgiven as part of the terms of the Agreement and Plan of Reorganization.

     In July 1998, the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with Terayon. Pursuant to the Agreement the Company's shareholders, vested optionholders and warrantholders will receive shares of Terayon common stock, options and warrants to purchase shares of Terayon common stock and, in certain circumstances, cash, valued at up to approximately $99,000,000 and not less than approximately $69,000,000, subject to adjustment. Commensurate with the closing, all outstanding preferred stock and convertible notes payable will be converted in accordance with respective conversion ratios. Additionally, all unvested options will be assumed by Terayon. The transaction was completed on September 16, 1999.

      (b) Terayon Communication Systems, Inc. unaudited pro forma combined condensed financial statements.


                      TERAYON COMMUNICATION SYSTEMS, INC.
             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                (in thousands)



                                                            Terayon            Imedia           Pro-forma
                                                             Actual            Actual           Adjustments           Total
                                                          ------------     ---------------     -------------       -----------
Assets
Current assets:
      Cash and cash equivalents                           $   27,939           $    556           $      -          $  28,495
      Short-term investments                                  78,154                  -                  -             78,154
      Accounts receivable, net                                 6,878                705                  -              7,583
      Accounts receivable from related party                   1,985                  -                  -              1,985
      Inventory                                                5,618                466                  -              6,084
      Other current assets                                     3,245                 74             (1,000) (2)         2,319
                                                          ----------           --------           --------          ---------
         Total current assets                                123,819              1,801             (1,000)           124,620

Property and equipment, net                                    4,109              2,198                  -              6,307
Developed technology                                               -                  -             27,000  (1)        27,000
Assembled workforce                                                -                  -              2,500  (1)         2,500
Trademark                                                          -                  -              4,000  (1)         4,000
Restricted Cash                                                    -                530                  -                530
Other assets                                                     720                228                  -                948
Goodwill                                                           -                  -             61,047  (1)        61,047
                                                          ----------           --------           --------          ---------
         Total assets                                     $  128,648           $  4,757           $ 93,547          $ 226,952
                                                          ==========           ========           ========          =========


Liabilities and Stockholders' Equity
Current liabilities:
      Accounts payable                                    $   14,058           $    687                  -          $  14,745
      Accrued payroll and related expenses                     2,757                869                  -              3,626
      Other accrued liabilities                                3,912                942              1,240  (3)         6,094
                                                                                                      (365) (4)          (365)
      Current portion of capital lease obligations                 5                  -                  -                  5
      Convertible notes payable                                    -              7,379             (7,379) (4)             -
      Note payable                                                 -              1,000             (1,000) (2)             -
                                                          ----------           --------           --------          ---------
         Total current liabilities                            20,732             10,877             (7,504)            24,105

Convertible notes, Long-term                                       -                 20                (20) (4)             -
Long-term obligations                                            136                 29                  -                165

Redeemable preferred stock and stockholders' equity:
      Redeemable convertible preferred stock                       -              2,128             (2,128) (6)             -
      Convertible preferred stock                                  -             11,499              7,744  (4)             -
                                                                                                   (19,263) (5)             -
      Common stock                                           214,496                300            105,602  (7)       320,398
      Warrants Outstanding                                         -                423               (423) (5)             -
      Accumulated deficit                                   (104,841)           (20,519)             9,519  (8)      (115,841)
      Deferred compensation                                   (1,869)                 -                  -             (1,869)
      Stockholders' notes receivable                              (6)                 -                  -                 (6)
                                                          ----------           --------           --------          ---------
         Total redeemable preferred stock and
            stockholders' equity                             107,780             (6,169)           101,071            202,682
                                                          ----------           --------           --------          ---------
         Total liabilities and stockholders' equity       $  128,648           $  4,757           $ 93,547          $ 226,952
                                                          ==========           ========           ========          =========

                   See Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements

                      TERAYON COMMUNICATION SYSTEMS, INC.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (in thousands)

                                                          Terayon        Imedia       Pro-forma
                                                           Actual        Actual      Adjustments          Total
                                                        -----------    ----------  ---------------     -----------
Revenues:
   Product revenues                                     $  19,150      $      -     $       -          $  19,150
   Related party product revenues                          12,546             -             -             12,546
                                                        ---------      --------     ---------          ---------
      Total revenues                                       31,696             -             -          $  31,696

Cost of Goods Sold:
   Cost of product revenues                                22,296             -         4,696  (10)       26,992
   Cost of related party product revenues                  12,222             -             -             12,222
                                                        ---------      --------     ---------          ---------
      Total cost of goods sold                             34,518             -         4,696             39,214

Gross loss                                                 (2,822)            -        (4,696)            (7,518)
Operating Expenses:
Research and development                                   10,685         3,449           494  (10)       14,628
Sales and marketing                                         6,947         2,301           963  (10)       10,211
General and administrative                                  3,223         3,147           264  (10)        6,634
Goodwill                                                        -             -        10,175  (10)       10,175
                                                        ---------      --------     ---------          ---------
Total operating expenses                                   20,855         8,897        11,896             41,648
                                                        ---------      --------     ---------          ---------

Operating loss                                            (23,677)       (8,897)      (16,592)           (49,166)

Interest income (expense), net                                449           715             -              1,164
                                                        ---------      --------     ---------          ---------
Net loss                                                  (23,228)       (8,182)      (16,592)           (48,002)
Convertible preferred stock dividend and redeemable
 convertible preferred stock dividend                     (23,910)            -          (155)  (9)      (24,065)
                                                        ---------      --------     ---------          ---------
Net loss applicable to common stockholders              $ (47,138)     $ (8,182)    $ (16,747)         $ (72,067)
                                                        =========      ========     =========          =========
Historical basic and diluted net loss per
 share attributable to common stockholders              $   (5.25)                                     $   (6.63)
                                                        =========                                      =========

Shares used in computing historical basic
 and diluted net loss per share attributable
 to common stockholders                                     8,986                       1,884             10,870
                                                        =========                   =========          =========

                  See Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                (in thousands)

                                                                   Terayon      Imedia      Pro-forma
                                                                    Actual      Actual      Adjustments         Total
                                                                 -----------  ----------   --------------     ---------
        Revenues:
           Product revenues                                      $  24,448    $  1,803     $       -          $  26,251
           Related party product revenues                           10,507           -             -             10,507
                                                                 ---------    --------     ---------          ---------
              Total revenues                                        34,955       1,803             -             36,758

        Cost of Goods Sold:
           Cost of product revenues                                 22,018         939      $  2,348  (10)       25,305
           Cost of related party product revenues                    7,211           -             -              7,211
                                                                 ---------    --------      --------          ---------
              Total cost of goods sold                              29,229         939         2,348             32,516

        Gross profit                                                 5,726         864        (2,348)             4,242
        Operating Expenses:
        Research and development                                     7,106       1,481           247  (10)        8,834
        Cost of product development assistance agreement            12,793           -             -             12,793
        Sales and marketing                                          5,852       1,635           481  (10)        7,968
        General and administrative                                   2,712       1,748           132  (10)        4,592
        Goodwill                                                         -           -         5,088  (10)        5,088
                                                                 ---------    --------      --------          ---------
        Total operating expenses                                    28,463       4,864         5,948             39,275
                                                                 ---------    --------      --------          ---------

        Operating loss                                             (22,737)     (4,000)       (8,296)           (35,033)
        Interest income (expense), net                               2,197        (359)            -              1,838
                                                                 ---------    --------      --------          ---------
        Net loss                                                   (20,540)     (4,359)       (8,296)           (33,195)
        Convertible preferred stock dividend and redeemable
        convertible preferred stock dividend                             -           -           (84)  (9)          (84)
                                                                 ---------    --------      --------          ---------
        Net loss applicable to common stockholders               $ (20,540)   $ (4,359)     $ (8,380)         $ (33,279)
                                                                 =========    ========      ========          =========


        Historical basic and diluted net loss
        per share attributable to common stockholders            $   (1.06)                                   $   (1.56)
                                                                    ======                                       ======

        Shares used in computing historical basic and diluted
        net loss per share attributable to common stockholders      19,425                     1,884             21,309
                                                                    ======                     =====             ======

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

As of, and For the Six Months Ended June 30, 1999 and For the Year Ended December 31, 1998

The unaudited pro forma combined condensed financial statements give effect to the Terayon Communication Systems, Inc. ("Terayon") acquisition of Imedia Corporation ("Imedia") through a merger and exchange of shares ("the Imedia merger"). The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 reflect these transactions as if they had taken place on January 1, 1998 and January 1, 1999, respectively. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on June 30, 1999. The transaction was completed on September 16, 1999.

The Imedia merger was accounted for using the purchase method of accounting.
The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Imedia based on actual fair value. Terayon does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of Terayon's management, all adjustments necessary to present fairly such unaudited pro forma combined condensed financial statements have been made on the proposed terms and structure of the Imedia merger.

In connection with the acquisition of Imedia, Terayon expects to incur write-offs related to in-process research and development of approximately $11.0 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect this charge. The charge related to in-process research and development will be reflected in Terayon's consolidated financial statements when the Imedia merger is consummated. Terayon expects integration costs to be insignificant as a result of the Imedia merger.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 1998, January 1, 1999 or June 30, 1999 and do not purport to indicate the results of future operations.

The unaudited pro forma combined condensed financial statements give effect to the following pro forma adjustments.

1. In accordance with the Agreement and Plan of Merger and Reorganization among Terayon and Imedia ("the Agreement"), Imedia is to become a wholly-owned

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(continued)

   subsidiary of Terayon, and all outstanding shares of its common stock are to be converted into shares of common stock of Terayon.

The Imedia merger was accounted for using the purchase method of accounting. In general, the shareholders, vested optionholders and warrantholders will receive shares of Terayon common stock, options and warrants to purchase shares of Terayon common stock and cash, in certain circumstances, valued at up to approximately $99.0 million and not less than approximately $69.0 million, as adjusted for items defined more fully in the Agreement. For purposes of the pro forma combined condensed financial statements the number of shares, options and warrants to purchase shares to be issued was determined based on $47.30 per share, which is the average of the market price before and immediately after the announcement of the Imedia merger, assuming the maximum purchase price as defined in the Agreement.

The purchase price was determined as follows:

                                               Imedia            Terayon             Fair Value
                                               Shares             Shares           (in thousands)
                                            ----------------------------------------------------
Shares..............................          7,497,277          1,883,652            $ 89,097
Stock options and warrants..........          1,628,496            408,313              16,810
Forgiveness of Imedia note
  payable...........................                  -                  -               1,000
                                            ----------------------------------------------------
    Totals..........................          9,125,773          2,291,965            $106,907

The Imedia shares were first converted into Terayon equivalent shares by taking the number of Terayon shares divided by the exchange ratio of approximately 0.25 Imedia shares for each Terayon share.

The fair value of "shares" was calculated by taking the fair value of the stock ($47.30 per share) times the number of Terayon shares to be acquired.

With respect to stock options exchanged as part of the Imedia merger, all vested Imedia options exchanged for vested Terayon options are included as part of the purchase price based on their fair value. Any unvested Imedia options issued in exchange for unvested Terayon options are also included as part of the purchase price based on their fair value.

The fair value of the stock options and warrants was calculated by taking the options and warrants to purchase Terayon shares (408,313 options and warrants) multiplied by the fair value of the stock ($47.30 per share) less the proceeds which will be received from the optionholders and warrantholders upon exercise (approximately $2.5 million).

The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Imedia

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(continued)

based upon preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma combined condensed financial statements after valuations and other procedures to be performed after the closing of the Imedia merger have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired. The historical net book value of Imedia, the developed technology and the goodwill presented are as of June 30, 1999. Upon the closing of the acquisition on September 16, 1999, the pro forma net tangible assets of Imedia were $655,000 which resulted in goodwill of $63.0 million (in thousands):

                                                                                    Annual
                                                              Amortization       Amortization
                                                                  Life          of Intangibles
                                                         --------------------------------------
Estimated Acquisition Cost:
   Estimated Purchase Price................      $106,907
   Acquisition Expenses....................         1,240
                                                 --------
     Total Estimated Acquisition Cost......      $108,147
                                                 ========

Purchase Price Allocation:
   Historical net tangible assets of Imedia
     at June 30, 1999......................      $ (6,165)
   Forgiveness of Imedia note payable......         1,000
   Conversion of Imedia convertible notes
     and accrued interest..................         7,765
                                                 --------
   Pro forma net tangible assets of Imedia
     at June 30, 1999.....................          2,600
   Intangible assets acquired:
     Developed technology.................         27,000                  6            $ 4,500
     Assembled workforce..................          2,500                  2              1,250
     Trademark............................          4,000                  6                667
     In-Process Technology................         11,000
     Goodwill.............................         61,047                  6             10,175
                                                 --------
     Total................................       $108,147
                                                 ========

Tangible assets of Imedia to be acquired principally include cash, accounts receivable and property and equipment. Liabilities of Imedia assumed in the Imedia merger principally include accounts payable and accrued liabilities.
Upon the closing of the Imedia merger, Imedia's note payable obligation to Terayon of $1.0 million will be forgiven by Terayon. In addition, the remaining $7.4 million of convertible notes payable and $0.4 million of accrued interest relating to the convertible notes payable will be converted into Imedia convertible preferred stock, which will then be converted into Terayon common stock.

To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characterisitics and applications of the technology, existing and future markets, and

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(continued)

assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $27.0 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a six year period.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $2.5 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

The preliminary goodwill allocation is approximately $61.0 million. Amortization of goodwill will occur over six years due to the pace of technological development within the industries emerging to support the cable industry's expansion into multimedia functions. The goodwill allocation changed to $63.0 million upon the closing of the acquisition on September 16, 1999.

The projects identified as in-process at Imedia are those that will be underway at the time of the acquisition of Imedia and would, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have indentifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. The preliminary estimate of in-process research and development is $11.0 million. The estimated amount of the in-process research and development charge is still a preliminary estimate which could materially differ from the actual results that will be experienced by Terayon, as final values will not be established until after the closing of the acquisition of Imedia.

In-process technology acquired in the transaction consists primarily of major additions to Imedia's core technology, which is related to Imedia's planned development of new features. The majority of the intended functionality of these new features is not supported by Imedia's current technology. Intended new features include offering high quality video service over the Internet and multiplexing data with video.

Terayon expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in calendar 2001. Notwithstanding Terayon's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

2. The pro forma adjustment to "Other current assets" and "Note payable" reflects the forgiveness of a $1.0 million note payable from Imedia to Terayon that has also been incorporated into the determination of the purchase price.

3. The pro forma adjustment to "Other accrued liabilities" reflects the accrual of acquisition costs arising from the Imedia acquisition, estimated to be approximately $1.2 million. The $1.2 million includes approximately $0.3 million for liabilities related to involuntary employee termination benefits of Imedia employees.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(continued)


4. The pro forma adjustment to "Convertible notes payable," "Convertible note, long-term," "Other accrued liabilities," and "Warrants outstanding" reflects the elimination of Imedia's convertible notes ($7.4 million) and accrued interest on the convertible notes ($0.4 million) as the notes and accrued interest convert into shares of Imedia convertible preferred stock and then into shares of Terayon common stock upon the close of the Imedia meger.

5. The $19.3 million pro forma adjustment to "Convertible preferred stock" and the $0.4 million pro forma adjustment to "Warrants outstanding" reflects the elimination of Imedia's convertible preferred stock and the fair value recorded for convertible preferred stock warrants. The adjustment includes the $7.7 million of convertible notes payable and accrued interest described in footnote 4.

6. The pro forma adjustment to "Redeemable convertible preferred stock" reflects the elimination of Imedia's redeemable convertible preferred stock ($2.1 million)

7. The pro forma adjustment to "Common stock" reflects the elimination of Imedia common stock ($0.3 million), and the impact of the issuance of Terayon common stock ($105.9 million).

8. The pro forma adjustment to "Accumulated deficit" reflects the elimination of Imedia's accumulated deficit ($20.5 million), and the in-process technology charge ($11.0 million).

9. The pro forma adjustment to redeemable convertible preferred stock dividend and convertible preferred stock dividend reflects a dividend to Imedia redeemable preferred stockholders totaling $0.2 million for the year ended December 31, 1998 and $0.1 million for the six months ended June 30, 1999.

10. The pro forma adjustment is for the amortization of goodwill, developed technology trademark and assembled workforce.

(c) Exhibits


Exhibit Number    Exhibit

      2.1 Agreement and Plan of Merger, dated as of July 15, 1999, among Terayon Communication Systems, Inc., Cherry Acquisition Corp. and Imedia Corporation. (Incorporated by reference to exhibits to the Company's Form 8-K filed on October 1, 1999 (File No. 000-25071)).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         Terayon Communication Systems, Inc.


Dated:  October 4, 1999                  By: /s/ Ray M. Fritz
                                             -----------------
                                             Ray M. Fritz
                                             Chief Financial Officer